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                                                             Exhibit 4.2


                         LINE OF CREDIT PROMISSORY NOTE
                              (Uncommitted/Demand)



$3,000,000.00                                                Arm Arbor, Michigan
                                                             December 30, 1996



     FOR VALUE RECEIVED, the undersigned, Mechanical Dynamics, Inc., a Michigan corporation (the "Borrower"), whose address is 2301 Commonwealth Boulevard, Ann Arbor, Michigan 48105, hereby promises to pay to the order of KeyBank National Association, a national banking association (the "Bank"), with its banking offices located at 100 S. Main Street, Ann Arbor, Michigan 48104, or at such other place or places that may be designated by the Bank, on demand, the principal sum of Three Million Dollars ($3,000,000.00), or so much thereof as may be outstanding from time to time, whichever is less, together with interest thereon as herein below provided.



     The outstanding principal balance of this Note, together with all accrued and unpaid interest, shall be due and payable in full immediately upon Bank's demand. Until such demand, the Borrower may borrow, repay and reborrow hereunder; provided, however, that: (i) each advance requested by the Borrower under this credit facility shall be made only in the sole and absolute discretion of the Bank; and (ii) the aggregate unpaid principal amount of all loan advances outstanding at any one time hereunder shall not exceed Three Million Dollars ($3,000,000.00).



     All interest accrued on the outstanding principal balance of this Note shall be due and payable on the first calendar day of each month, with the first such payment being due and payable on the 1st day of January, 1997.



     The unpaid principal balance of each advance made under this Note, as the same shall exist from time to time, shall bear interest, at the Borrower's option, at the Bank's Prime Rate or at the Libor Rate. The Prime Rate as used herein shall mean the prime interest rate of the Bank as announced by the Bank at its offices in Ann Arbor, Michigan, as such rate may vary from time to time. The "Libor Rate" as used herein is a floating rate of interest calculated by adding a "Margin" to an "Index", which when added together shall be the Libor Rate. The Libor Rate shall be calculated on the last day of each month (the "Calculation Date"), and the Libor Rate will be adjusted on the first day of the month after the Calculation Date ("Adjustment Date"). If the Calculation Date or Adjustment Date should fall on a Saturday, Sunday or other day or legal holiday on which the Bank is closed, the Calculation Date will be the next business day on which the Bank shall be open to conduct substantially all of its business, and the Adjustment Date will then fall on the next following business day. The "Index" and "Margin" are defined as follows:



        (a) "Index" is the 30 Day London InterBank Offered Rate ("Libor") for which deposits in United States dollars are offered by prime banks in the London InterBank market as quoted in the Wall Street Journal, Midwest Edition, on the Calculation Date for contracts entered into two days after the Calculation Date, rounded up to the next higher whole multiple of 1/16% if such rate is not a multiple. Should the Index not be available on the Calculation Date, or should the Index be discontinued or the Bank be prohibited by rule, law or regulation from using said Index, the Bank may select any other index to be used as the Index. The Bank agrees to reasonably select a replacement Index which, in the sole and absolute discretion of the Bank, is similar in nature to the original Index.




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        (b)    "Margin" is that amount added to the Index to arrive at the
Libor Rate. The Margin used to calculate the Libor Rate herein is two and one-half percent (2.5%).


All calculations made herein regarding the Libor Rate, Index and the Margin shall be made by the Bank.



       The Libor interest rate is used as an index only, and funds for Borrower's loans are not being purchased or otherwise matched by the Bank from or on the London InterBank Market. In connection with the Libor interest rate, Borrower expressly acknowledges that:



         Notwithstanding any other provisions of this Note, if any law, rule regulation or interpretation thereof shall change or be introduced that increases the cost or expenses to the Bank of making the Libor interest rate loans, the Bank may require the Borrower to, from time to time, pay those additional amounts sufficient to reimburse the Bank for those increased costs and expenses in order to maintain the Bank's return upon said Libor interest rate loan. The Bank will submit a written certificate to the Borrower evidencing said increased costs of making or funding the Libor interest rate
loans.  Upon such notice from the Bank, the Borrower will:   (a) pay the
additional costs as required by the Bank; or (b) either prepay the Libor interest rate loans outstanding in full, with interest accrued thereon, or convert the outstanding loans to an interest rate which is mutually agreeable to the Borrower and the Bank not so affected by the increased costs. The Bank agrees to use its best efforts to obtain a rate which is equivalent, or as near equivalent as possible, to the Libor interest rate loan and which generates a return to the Bank upon the outstanding principal which is equivalent to the return upon the Libor interest rate loan received by the Bank prior to the increased costs associated with the Libor interest rate loans; and

         Notwithstanding any other provisions of this Note, if any law, rule, regulation or interpretation thereof shall change or be introduced that makes it unlawful for the Bank to continue the use of the Libor Index, and the Bank does not demand payment in full, then the Bank will give the Borrower written notice of that occurrence and the Borrower will: (a) prepay the Libor interest rate loans outstanding in full, with interest accrued thereon; or (b) convert the outstanding loans to an interest rate which is mutually agreeable to the Borrower and the Bank not so affected by said law, rule, regulation or interpretation. The Bank will use its best efforts to obtain an interest rate which is equivalent to the Libor interest rate which was determined to be unlawful.

        Until payment in full of this Note is due, whether based upon Borrower's default or otherwise, in the event that any payment of interest due under this Note is not paid within six (6) business days after the same becomes due and payable, a late charge of two (2.0%) of the required amount of such payment so overdue, or Two Hundred Dollars ($200.00), whichever is less, may be charged by the Bank and an additional late charge may be charged on the first day of each calendar month thereafter until the installment is paid. No payments will be accepted without payment of this fee.

        Upon default by Borrower to make any payment when due, Bank may declare the entire outstanding principal balance hereof, together with accrued interest thereon, immediately due and payable in full, without notice, and the unpaid principal balance under this Note shall thereafter bear interest at an annual variable rate equal to three percent (3.0%) in excess of the Libor Rate or Prime Rate, as applicable, or the highest lawful rate, if less.



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        The Borrower agrees that upon default in the making of any payment under this Note, the Borrower shall pay to the Bank all costs of collecting, securing or attempting to collect or secure this Note, including, without limitation, reasonable attorneys' fees and court costs and other expenses whether the same be collected or secured by suit or otherwise.

        Presentment for payment, notice of dishonor, protest, notice of protest, and diligence in collection are hereby expressly waived by the Borrower, and the time of payments or any part thereof may be released by the Bank without in any way limiting liability hereunder. The failure of the Bank to exercise any of its rights, powers and/or remedies shall not constitute a waiver of the right to exercise the same at any other time.

        This Note is payable upon demand. The inclusion of specific default provisions or rights of the Bank shall not preclude the Bank's right to declare payment of this Note on its demand.

        None of the terms and provisions contained in this Note shall ever be construed to create a contract for the use, forbearance or detention of money requiring payment of interest at a rate in excess of the maximum interest rate permitted to be charged by the laws of the State of Michigan. The Borrower or any other party now or hereafter becoming liable for the payment of this Note shall never be required to pay interest on this Note at a rate in excess of the maximum interest rate that may be lawfully charged under the laws of the State of Michigan, and the provisions of this paragraph shall control over all other provisions hereof and of any other instruments executed in connection herewith or executed to secure the indebtedness evidenced hereby which may be in apparent conflict with this paragraph. In the event that the Bank shall collect monies which are deemed to constitute payments in the nature of interest and which would otherwise increase the effective rate on this Note to a rate in excess of that permitted to be charged by the laws of the State of Michigan, all such sums deemed to constitute interest in excess of the maximum rate shall be considered to have been applied to reduce any other sums due and payable under this Note.



                                            Mechanical Dynamics, Inc. a Michigan
                                            corporation



                                            By: James E. Vinike
                                               -------------------------

                                            Its: CFO
                                                ------------------------




                          ________________________

                              FOR BANK USE ONLY


1. Fed Tax ID #s_____________             3. Obligation #__________________
      and____________________             4. Loan Officer Initials_________
2. Obligor#__________________             5. Loan Officer#_________________

 1:society:mechanic.2nt


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